Exhibit 12.1

BioMed Realty Trust, Inc.

Statement of Computation of Ratios

	Year Ended December 31,
	2011	2010	2009	2008	2007
Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$45,203	$40,959	$62,580	$64,331	$73,099
Amortization of interest capitalized	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	2,428	1,374	586	687	357
Fixed charges (see below)	96,738	91,515	77,095	83,008	85,927
Subtract:
Interest capitalized	(7,557)	(5,442)	(12,405)	(42,320)	(58,132)

Total earnings	$141,425	$132,862	$130,865	$107,014	$101,363

Fixed charges:
Interest expensed, net	89,181	86,073	64,690	40,688	27,795
Interest capitalized	7,557	5,442	12,405	42,320	58,132

Total fixed charges	$96,738	$91,515	$77,095	$83,008	$85,927

Ratio of earnings to fixed charges	1.5	1.5	1.7	1.3	1.2

Ratio of earnings to fixed charges and preferred stock dividends	1.3	1.2	1.4	1.1	1.0

Preferred stock dividends	$16,033	$16,963	$16,963	$16,963	$16,868

Exhibit 12.1

BioMed Realty L.P.

Statement of Computation of Ratios

	Year Ended December 31,
	2011	2010	2009	2008	2007
Earnings:
Add:
Income from continuing operations before minority interests and income/loss from unconsolidated joint ventures	$45,203	$40,959	$62,580	$64,331	$73,099
Amortization of interest capitalized	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	2,428	1,374	586	687	357
Fixed charges (see below)	96,738	91,515	77,403	83,492	86,918
Subtract:
Interest capitalized	(7,557)	(5,442)	(12,405)	(42,320)	(58,132)

Total earnings	$141,425	$132,862	$131,173	$107,498	$102,354

Fixed charges:
Interest expensed, net	89,181	86,073	64,690	40,688	27,795
Interest capitalized	7,557	5,442	12,405	42,320	58,132

Total fixed charges	$96,738	$91,515	$77,095	$83,008	$85,927

Ratio of earnings to fixed charges	1.5	1.5	1.7	1.3	1.2

Ratio of earnings to fixed charges and preferred unit distributions	1.3	1.2	1.4	1.1	1.0

Preferred unit distributions	$16,033	$16,963	$16,963	$16,693	$16,868